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668536v3
                                                EXHIBIT D1-2

                           BEFORE
            THE PUBLIC UTILITIES COMMISSION OF OHIO

In the Matter of the Joint      )
Petition of VECTREN ENERGY      )
DELIVERY OF OHIO, INC. *(1),    )
INDIANA GAS COMPANY, INC., AND  )
THE DAYTON POWER AND LIGHT      ) Case No. 00-524-GA-ATR
COMPANY, to Transfer the        )
Natural Gas Assets of The       )
Dayton Power and Light Company  )
to Vectren Energy Delivery of   )
Ohio, Inc. and/or Indiana Gas
Company, Inc. Pursuant to R.C.
Section 4905.48 (B) and (C)

                     JOINT PETITIONERS'
              SUPPLEMENT TO THE JOINT PETITION

(1)    Joint Petitioners Vectren Energy Delivery of Ohio,

Inc. ("Company"), Indiana Gas Company, Inc. ("IGC"), and The

Dayton Power and Light Company ("DP&L") filed a Joint

Petition on March 20, 2000 ("Joint Petition") with the

Public Utilities Commission of Ohio ("Commission")

requesting that the Commission approve the sale and

corresponding purchase of certain of the natural gas assets

of DP&L (the "DP&L Gas Assets") by and between DP&L, Company and IGC.  Company and IGC informed the Commission in the

Joint Petition that they desired to proceed with the

acquisition of the DP&L Gas Assets pursuant to a transaction structure that would result in the continued availability of an "intrastate" exemption for their ultimate corporate

parent, now Vectren Corporation ("Vectren"), under the

Public Utility Holding Company Act of 1935 ("PUHCA").

(Joint Petition # 2).  Accordingly, although the Petition

sought approval of the purchase of the DP&L Gas Assets by a

Vectren subsidiary, the identity

__________________________________________________________
* (1)   Vectren Energy Delivery of Ohio, Inc. is a party to
the Asset Purchase Agreement previously submitted with the Joint Petition initiating this case. The company was originally named Number-3CHK, Inc., which was the name given to it by the Dayton Power and Light Company's law firm, which had originally incorporated the company. On March 17, 2000, the company changed its name to Vectren Energy of Ohio, Inc. by amending its Articles of Incorporation and making the necessary filings with the secretary of State's office. On May 9, 2000, it changed its name to Vectren Energy Delivery of Ohio, Inc. in an effort to better communicate to the public its primary business function, which is the delivery of energy to consumers.
______________________________________________________
of the purchasing subsidiary was left open, subject to

receiving input from the Securities and Exchange Commission

("SEC"), which administers the PUHCA.

(2)    Vectren was created by the merger ("Merger") of

Indiana Energy, Inc. ("IEI"), the former parent company of

Company and IGC, and SIGCORP, Inc. ("SIGCORP").  (Joint

Petition  4).  The Merger closed on March 31, 2000, and, as

a result, Company and IGC are now each wholly-owned

subsidiaries of Vectren.

(3)    Following the filing of the Joint Petition,

representatives of Company and IGC consulted with

representatives of the SEC Office of Public Utility

Regulation ("SEC Staff") regarding the transaction structure

(the "Structure") which should permit Vectren to retain its

intrastate exemption under Section 3(a)(1) of PUHCA.  (Joint

Petition  5).  In accordance with input received from the

SEC Staff, and subject to receiving all necessary regulatory approvals, Company and IGC intend to proceed with the

acquisition of the DP&L Gas Assets pursuant to the Structure outlined below:

          (a)    Pursuant to the Structure, Company,
          an Ohio corporation, would acquire an
          approximate 53% ownership interest in the DP&L Gas Assets, and IGC, currently an
          Indiana corporation, would acquire an
          approximate 47% ownership interest in the DP&L Gas Assets. The ownership interest of the DPL Gas Assets between Company and IGC would be in the form of a tenancy in common.


          (b)    The Company will be the operator of
          the DP&L Gas Assets. Because Ohio law
          requires domestic incorporation of any
          entity providing utility services in Ohio, to ensure that it complies with Ohio law, IGC has also incorporated under Ohio law.
          As a result of this action, IGC is now
          dually incorporated under Indiana and Ohio law.

          (c)   For all purposes of providing
          service to customers, as well as for all facets of regulation by the Commission, the DP&L Gas Assets owned by Company and IGC would be operationally combined so that effectively they would be operated in Ohio by Company as a single entity. Ohio customers would therefore be served and billed by Company. The Company would submit all regulatory filings on a consolidated basis in the name of the Company. The operationally combined enterprise would maintain a single tariff applicable to Ohio customers in the name of the Company. The business would be conducted under the name of the Company, with IGC securing the d/b/a in Ohio of "Vectren Energy Delivery of Ohio, Inc."


          (d)   To effectuate the operational
          combination of the DP&L Gas Assets, the
          order of the Commission should acknowledge the structure described herein and provide accounting authority sufficient in all respects for Company (in its individual capacity and jointly on behalf of IGC) to maintain such books, system of accounts, depreciation reserve or fund and any other records as Company and IGC may reasonably require to lawfully own, operate and maintain the DP&L Gas Assets in accordance with Title 49, Revised Code, as well as all other applicable laws and regulations.

          (e)   Based upon discussions with the
          Staff of the Commission, IGC and the
          Company confirm that the accounting
          treatment to be employed by the
          operationally combined enterprise relating to the asset acquisition shall be as follows:


                (i) Company (individually and
                jointly on behalf of IGC) will
                record the purchase and sale of the
                DP&L Gas Assets as a consolidated
                enterprise in accordance with the
                Uniform System of Accounts for
                Natural Gas Companies which the
                Commission has prescribed for use by
                natural gas companies in Ohio,
                including the inclusion of the
                acquisition adjustment in Account
                114: and

                (ii) Company (individually and
                jointly on behalf of IGC) will
                record any amortization of the
                acquisition adjustment as a
                consolidated enterprise  in Account
                425, Miscellaneous Amortization,
                unless and until the Commission
                orders otherwise. Any amortization
                will be reflected over the remaining
                estimated book life of the assets to
                which the acquisition adjustment
                relates.

          (f)   The bargaining employees of DP&L
          who will be hired by Company will have
          a collective bargaining agreement with
          Company.  The agreement may also
          include IGC as a party.  The addition
          of IGC as a party to the agreement to
          be negotiated has been offered to the
          Utility Workers Union, Local 175 (the
          "Union"), which represents these
          bargaining employees.  Negotiations
          between the Union and Company are
          ongoing with respect to the terms and
          conditions of the agreement that will
          govern the relationship between
          bargaining personnel and Company
          following the closing of the asset
          acquisition.

          (g)   The non-bargaining employees of
          DP&L who will be hired by Company will
          most likely be employed by Company,
          but, depending upon their
          responsibilities, may instead be
          employed by Vectren or one or more of
          its other subsidiaries.


(4)    The Structure will permit Vectren to retain its

intrastate exemption under Section 3(a)(1) of PUHCA and will therefore subject Vectren to state law.

(5)    The Structure satisfies the SEC's requirements for an

intra-state exemption because:

          (a)   Vectren and each of Vectren's
          "material" public utility subsidiaries will continue to be deemed "predominantly" intrastate in character and carry on business "substantially" in a single state
          (Indiana) in which Vectren and its material subsidiaries are organized.

          (b)   Based on certain financial tests used
          by the SEC, Company would not likely be
          considered a "material" subsidiary of
          Vectren.


(6)    DP&L , as seller of the DP&L Gas Assets,

has no objection to selling the Assets to IGC and

Company in the manner described herein, and

further states the proposed structure will be

consistent with the terms of the Asset Purchase

Agreement.

(7)    Joint Petitioners believe that this

Supplement addresses the issues raised by the

Union in its April 3, 2000 Motion to Intervene and

to Reject, or, Alternatively, to Defer Action, and

Objections (the "Motion").  In the Motion the

Union argued that the Joint Petition seeks an

impermissible advisory opinion because of the

uncertainty as to which Vectren subsidiary,

Company or IGC, would be the ultimate purchaser of

the DP&L Gas Assets.  As shown by this Supplement,

since execution of the Asset Purchase Agreement,

Vectren and DP&L have pursued consummation of this

transaction, and it was certain that the sale

would be to a subsidiary of  IEI, now Vectren.

While this Supplement specifies the Structure of

this purchase, this has been a definitive

transaction since execution of the Asset Purchase

Agreement, and, therefore, the approval sought has

never been "advisory" in nature.  In any event, by

defining the Structure, this Supplement

constitutes Joint Petitioners' response to the

points made in the Union's motion.

(8)    The DP&L Gas Assets being purchased by

Company and IGC include the net book cost at

closing of GCR balances (positive or negative) and

PIPP balances (positive or negative).  As

proposed, Company (individually and jointly on

behalf of IGC) will adopt the existing DP&L

tariff. Upon adoption of that tariff, the combined

enterprise will either credit or surcharge

customers for such amounts as provided for by the

tariff in the normal course of providing service

to gas customers.  At the present time, it is

anticipated that the GCR balance will be a

negative number at closing, which will result in

the need to recover that amount from customers as

an under-recovered gas cost.

(9)    Except as supplemented by this filing, the Joint

Petition remains unmodified and the requests therein remain

before the Commission.

(10)    The attached affidavit of Timothy M. Hewitt,

President of IGC and Interim President of Company, affirms

under the penalties of perjury that the foregoing

representations are true and correct.

     WHEREFORE, Joint Petitioners respectfully request that

the Commission approve the sale of the DP&L Gas Assets,

including GCR and PIPP balances, from DP&L to Company and

IGC, as described herein and in the Joint Petition, pursuant to R.C. Section 4905.48; approve the operational combination of the DP&L Gas Assets, as described herein pursuant to R.C.

Section 4905.48, including the adoption of the DP&L tariff;

permit the Company and IGC to continue the accounting

treatment previously approved for the DP&L Gas Assets,

including the depreciation accounts; permit the Company and

IGC to file consolidated annual reports and to be treated as a combined unit for other filings as required by the

Commission or by R.C. Title 49; and otherwise grant their

prayer in the Joint Petition.

                 Respectfully submitted on behalf of

                 THE DAYTON POWER AND LIGHT COMPANY

                 By:_______________________________
                 Charles J. Faruki
                 Paul L. Horstman
                 FARUKI GILLIAM & IRELAND P.L.L.
                 600 Courthouse Plaza, S.W.
                 Dayton, Ohio 45402
                 (937) 227-3705
                     and

                 By:_______________________________
                 Stephen F. Koziar, Jr.
                 Group Vice President and Secretary
                 THE DAYTON POWER AND LIGHT COMPANY
                 MacGregor Park
                 1065 Woodman Drive
                 Dayton, Ohio 45432
                 (937) 259-7214

                 Its Counsel


                 VECTREN ENERGY DELIVERY OF OHIO, INC.
                 INDIANA GAS COMPANY, INC.

                 By:________________________________
                 Sally W. Bloomfield
                 Julia L. Dorrian
                 BRICKER & ECKLER LLP
                 100 South Third Street
                 Columbus, Ohio 43215-4291
                 (614) 227-2368
                           and

                 By:________________________________
                 Ronald E. Christian
                 Robert E. Heidorn
                 P.O. Box 209
                 20-24 N.W. Fourth Street,
                 Evansville, Indiana 47702-0209
                 (812) 491-4202; 491-4203.

                 Their Counsel

                   CERTIFICATE OF SERVICE

     The undersigned does hereby certify that a copy of the

foregoing Joint Petitioners' Supplement to the Joint

Petition was served upon the parties listed on Attachment A

by regular U.S. Mail this _____ day of June, 2000.


                        _________________________________
                        Sally W. Bloomfield

STATE OF INDIANA         )
                         )   SS:
COUNTY OF _______________)


               AFFIDAVIT OF TIMOTHY M. HEWITT
                IN SUPPORT OF THE SUPPLEMENT
                    TO THE JOINT PETITION


      I,  Timothy M. Hewitt, being first duly sworn upon  my

oath, state as follows:

     1.    I am over the age of twenty-one, and am competent

to testify to the matters set forth herein.

      2.     I  am  President of Indiana Gas  Company,  Inc.

("IGC") and Interim President of Vectren Energy Delivery  of

Ohio, Inc. ("Company").

      3.     As  President of IGC and Interim  President  of

Company,  I  have read the Supplement to the Joint  Petition and  affirm that the statements contained therein  are  true and correct.

     Further, affiant sayeth not.

                               ____________________________
                               Timothy M. Hewitt

      Before me the undersigned, a Notary Public in and for said County and State, personally appeared Timothy M. Hewitt, who acknowledged the execution of the foregoing instrument as President of Indiana Gas Company, Inc. and Interim President of Vectren Energy Delivery of Ohio, Inc. this _______ day of May, 2000.

                             ____________________________
                             Notary Public

                             _____________________________
                             Printed Name
My Commission Expires:       County of Residence:
_______________________      _____________________________